Exhibit 99.1

Marathon Oil Company Receives Approved Permits

Gillette, Wyoming, November 14, 2007 - Big Cat Energy Corporation (OTCBB: BCTE) is pleased to announce that the Wyoming Department of Environmental Quality (WDEQ) has approved seven permit applications submitted on behalf of Marathon Oil Company (NYSE:MRO) to evaluate the ARID process in seven Marathon Gas wells located in the Wyoming Powder River Basin (WPRB). The ARID tools are slated for installation before the end of 2007. Marathon Oil has begun preparation of these Coal Bed Methane (CBM) wells for the installation of the ARID tools. Both Big Cat Energy Corporation and Marathon Oil have high expectations for these wells.

In addition Big Cat Energy has also brought on two more large CBM producers in the WPRB and will soon begin permitting several pilot wells on their behalf.  Permit preparation will begin as soon as the companies provide the required data needed to populate the WDEQ permit applications for submission.

Big Cat Energy Corporation Board of Directors has recently approved a dividend of Big Cat's common stock in its spin off company, Sterling Oil and Gas Company, to the current shareholders of Big Cat Energy Corporation.  The dividend will consist of approximately one share of Sterling common stock for every three shares of Big Cat Energy Corporation common stock. This dividend is subject to the completion and effectiveness of the appropriate filings with the Securities and Exchange Commission.

Management of Big Cat Energy has started a dialog with mining companies who could also benefit from the ARID technology. Mining companies typically must dewater their target zones prior to any mining activities.  Permitting of wells, storage ponds, evaporation basins and containment facilities are often needed at great cost. The ARID process could eliminate many or all such facilities saving these companies large capital outlays.  Meetings have been scheduled with some mining companies to determine the potential of the ARID tool and process in this scenario.

Big Cat Energy would also like to provide some clarity as to why we sometimes cannot use client names in our press releases. The principal reason is because we are restricted to do so under the Master Service Use Agreement (MSA) we are required to sign with most clients. The MSA requires Big Cat Energy to get approval to use the client's name. This process is time intensive and usually must go through many levels of company management and legal departments before approval is given.  Depending on the nature of the press release, the use of a clients name may have to be approved each time the name is used.

Due to unforeseen delays in the CBM industry and with the government regulators who approve permits to use the ARID tool and process, it has taken longer than was projected for the tool and process to achieve its place in the industry.  We can assure you that the company's business strategy is still on target and nothing has changed. The ARID Tool and process is an excellent tool and concept that works well and the CBM industry is embracing the ARID process.  Next year should be a very good year for Big Cat Energy Corporation as well as its shareholders.

About Big Cat Energy Corporation

Big Cat Energy Corporation has developed a patented technology called the ARID Tool (Aquifer Recharge Injection Device), a revolutionary new method of water handling that provides coal bed methane wells with the ability to redistribute produced water. This revolutionary new coal bed methane production technology will allow coal bed methane operators to process produced water at a fraction of the cost of current technology.

Additional information on the ARID tool and process as well as Big Cat Energy Corporation is available at http://www.bigcatenergy.com.

Or contact:

Investor Relations
investor@bigcatenergy.com
1-866-912-BCTE (2283)

Forward-Looking Statements
Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.